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                                                                    EXHIBIT 99.2

APARTMENT INVESTMENT AND MANAGEMENT COMPANY AND INSIGNIA PROPERTIES TRUST EXECUTE MERGER AGREEMENT

DENVER, COLORADO and GREENVILLE, SOUTH CAROLINA
October 5, 1998 (NYSE: AIV and AMEX: FFO)

     Apartment Investment and Management Company ("AIMCO") and Insignia Properties Trust ("IPT") announced today that on Friday, October 2, 1998, they executed a definitive merger agreement providing for the acquisition by AIMCO of the outstanding shares of IPT not owned by AIMCO at a price of approximately $13.25 per share ($13.28 per share if AIMCO issues its common stock in the merger) or approximately $151 million in the aggregate. At AIMCO's option, the $151 million will be paid in either AIMCO common stock or cash (or any combination thereof).

     As previously announced, AIMCO completed its merger with Insignia Financial Group, Inc. ("Insignia") on October 1, 1998. In that merger, AIMCO succeeded to Insignia's controlling interest in IPT. The AIMCO/IPT merger was unanimously approved by the trustees of IPT prior to the closing of the AIMCO/Insignia merger. Lehman Brothers rendered its opinion to the Board of Trustees of IPT that the merger consideration is fair from a financial point of view to the holders of IPT shares, other than AIMCO.

     "When completed, the IPT acquisition will continue AIMCO's growth strategy of increasing its investment in real estate through the acquisitions of general and limited partnership interests in real estate limited partnerships, the primary assets owned by IPT," commented Peter Kompaniez, AIMCO's President.

     AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 33 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, is the largest private provider of rental housing in the world operating more than 2,000 properties, including nearly 400,000 apartment units or one-third of all apartment units owned by the 23 publicly-traded multifamily REITs, and serving approximately one million residents. The properties are located in 49 states, the District of Columbia and Puerto Rico.

Contact:  Peter Kompaniez, President (714) 593-1723
          Toni Smith, Investor Services (303) 757-8101
          E-Mail: investor@aimco.com
          Web Site: http://www.aimco.com